Exhibit 99.1
Kodak Launches Private Placement of $200 Million Senior Secured Notes
ROCHESTER, N.Y., March 9— Eastman Kodak Company (NYSE: EK) today announced its intention to offer, subject to market and other conditions, $200 million aggregate principal amount of senior secured notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
     Kodak’s obligations under the notes will be fully and unconditionally guaranteed on a senior secured basis by each of Kodak’s existing and future direct or indirect wholly-owned domestic subsidiaries, subject to certain exceptions, and will be secured by a second-priority lien on substantially all domestic assets of Kodak and the guarantors, subject to certain exceptions. Final terms of the notes, including the interest rate and other terms, will be determined by negotiations between Kodak and the initial purchasers of the notes.
     Kodak intends to use the net proceeds from the offering for general corporate purposes.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.